Exhibit 99.1

PRESS RELEASE                                                                                                    SOURCE: WPCS International Incorporated

WPCS Reports FY2010 Second Quarter Financial Results

EXTON, PA - (PR Newswire-First Call) - December 15, 2009 - NASDAQ: WPCS - News)  - WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for communications infrastructure, today announced financial results for the second quarter of fiscal year 2010 ended October 31, 2009. For the second quarter, WPCS reported revenue of $24.3 million compared to $28.8 million for the same period a year ago. WPCS reported net income of $337,000 or $0.05 per diluted share for the second quarter compared to $362,000 or $0.05 per diluted share for the same period a year ago. Year to date through the six months ended October 31, 2009 WPCS reported revenue of $49.6 million compared to $57.0 million for the same period a year ago. For the six month period, the reported net income was $772,000 or $0.11 per diluted share compared to net income of $1.2 million or $0.17 per diluted share for the same period a year ago.

Andrew Hidalgo, CEO of WPCS, commented, “The second quarter results fell within our expectations and the company is reaffirming its guidance for fiscal year 2010, which is a range of $0.31 to $0.34 in earnings per share. Our backlog remained relatively flat at $28 million at the end of the second quarter, however, our bids have increased substantially to $245 million which is an indication that we are beginning to see a more robust level of activity. Due to this increase in bid activity, we expect our backlog to grow accordingly over the next few quarters. From an operating income perspective, a positive highlight in the second quarter was the achievement of a 31% gross margin. WPCS continues to maintain a healthy balance sheet with $22.3 million in working capital, $5.6 million in credit line borrowing and $8.5 million in cash. In addition, the credit line borrowing to working capital ratio remains favorably low at 25%. Accounts receivable remained stable with day sales outstanding of 70 days. In summary, the company feels confident that the second half of the fiscal year will show improvement over the first half of the fiscal year.”

As a reminder, there will be an investor conference call at 5:00 pm ET today. To participate on the conference call, please dial 888-299-4099 for calls within the U.S. and 302-709-8337 for calls from international locations. Upon reaching the operator, verbally transmit the participant code VH12354. Andrew Hidalgo, CEO of WPCS, will be discussing the company’s financial results, market conditions and strategic outlook. When the overview concludes, your questions can be asked by pressing *1 and your questions can be removed from the queue by pressing the number sign. Replays of the conference call will be available for a period of five days by dialing 402-220-2946 and using 12354 # as the pass code.

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The company provides its engineering capabilities including wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements.

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CONTACT:

WPCS International Incorporated
610-903-0400 x101
ir@wpcs.com

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2009	2008	2009	2008

REVENUE	$24,301,560	$28,767,681	$49,585,343	$57,035,212

COSTS AND EXPENSES:
Cost of revenue	16,752,484	21,421,304	34,910,296	41,606,178
Selling, general and administrative expenses	6,286,661	5,945,671	12,140,145	11,883,160
Depreciation and amortization	658,199	651,039	1,308,143	1,340,181

Total costs and expenses	23,697,344	28,018,014	48,358,584	54,829,519

OPERATING INCOME	604,216	749,667	1,226,759	2,205,693

OTHER EXPENSE (INCOME):
Interest expense	78,277	136,681	140,637	248,284
Interest income	(1,612)	(22,073)	(3,531)	(48,112)

INCOME BEFORE INCOME TAX PROVISION	527,551	635,059	1,089,653	2,005,521

Income tax provision	254,605	253,299	492,687	744,204

NET INCOME	272,946	381,760	596,966	1,261,317

Less: Net (loss) income attributable to noncontrolling interest	(63,841)	19,950	(174,738)	61,196

NET INCOME ATTRIBUTABLE TO WPCS	$336,787	$361,810	$771,704	$1,200,121

Basic net income per common share attributable to WPCS	$0.05	$0.05	$0.11	$0.17

Diluted net income per common share attributable to WPCS	$0.05	$0.05	$0.11	$0.17

Basic weighted average number of common shares outstanding	6,942,266	7,251,083	6,942,266	7,251,083

Diluted weighted average number of common shares outstanding	6,976,256	7,262,419	6,968,524	7,259,353

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31,	April 30,
ASSETS	2009	2009
	(Unaudited)	Note 1
CURRENT ASSETS:

Cash and cash equivalents	$8,511,319	$6,396,810
Accounts receivable, net of allowance of $105,889 and $155,458 at October 31, 2009 and April 30, 2009, respectively	24,728,415	25,662,784
Costs and estimated earnings in excess of billings on uncompleted contracts	4,034,783	5,229,043
Inventory	3,093,949	2,481,383
Prepaid expenses and other current assets	2,344,190	1,674,952
Prepaid income taxes	-	295,683
Deferred tax assets	268,922	70,413
Total current assets	42,981,578	41,811,068

PROPERTY AND EQUIPMENT, net	6,498,162	6,668,032

OTHER INTANGIBLE ASSETS, net	1,823,932	1,983,879

GOODWILL	33,094,959	32,549,186

OTHER ASSETS	132,204	132,948

Total assets	$84,530,835	$83,145,113

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

LIABILITIES AND EQUITY	October 31,	April 30,
	2009	2009
	(Unaudited)	Note 1
CURRENT LIABILITIES:

Current portion of loans payable	$54,662	$89,210
Borrowings under line of credit	5,626,056	5,626,056
Current portion of capital lease obligations	93,298	96,001
Accounts payable and accrued expenses	8,894,587	8,997,296
Billings in excess of costs and estimated earnings on uncompleted contracts	2,164,517	2,511,220
Deferred revenue	640,156	507,650
Due to shareholders	2,988,674	2,951,008
Income taxes payable	190,423	-
Total current liabilities	20,652,373	20,778,441

Loans payable, net of current portion	51,511	71,634
Capital lease obligations, net of current portion	106,786	151,425
Deferred tax liabilities	1,565,866	1,467,971
Total liabilities	22,376,536	22,469,471

COMMITMENTS AND CONTINGENCIES

EQUITY:
Preferred stock - $0.0001 par value, 5,000,000 shares authorized, none issued	-	-

Common stock - $0.0001 par value, 25,000,000 shares authorized, 6,942,266 shares issued and outstanding at October 31, 2009 and April 30, 2009, respectively	694	694
Additional paid-in capital	50,246,439	50,175,479
Retained earnings	10,152,893	9,381,189
Accumulated other comprehensive income (loss) on foreign currency translation	488,933	(321,798)

Total WPCS shareholders' equity	60,888,959	59,235,564

Noncontrolling interest	1,265,340	1,440,078

Total equity	62,154,299	60,675,642

Total liabilities and equity	$84,530,835	$83,145,113

Note 1.  Certain reclassifications have been made to prior period financial statements to conform to current presentation.